Exhibit 10.31

Sale and Purchase contract
(English Translation)

The Buyer:  Ningbo Keyuan Plastics Co., Ltd.
The Seller:  Dalian West Pacific Petrochemicals Co., Ltd.
Validity of the contract: ______________

The Buyer:                      Ningbo Keyuan Plastics Co., Ltd.
The Seller:                      Dalian West Pacific Petrochemicals Co., Ltd.

According to the Contract Law of the PR China and relative laws and regulations, on the basis of equality and mutual benefits and compensation of equal value, both parties agree with the items listed below.
1.	Name of subject matter: ___________
2.	Quality and inspection specifications: __________
3.	Quantity: _____________
4.	Price of goods: ________________
5.
Other taxes
The buyer is responsible for providing a blank A Certificate of Naphtha Utilizing to the seller prior to the issue of an invoice, with the certificate being filled in alongside with the issue of the invoice by the seller and given to the buyer in time. Upon receiving the certificate and the invoice the buyer is responsible to have issued a timely tax exempt certificate for the lot of naphtha.

6.	Payment:
6.1
The buyer should pay an advance in whole by T/T into the designated account of the seller prior to the delivery of the subject matter. Since the price reference month has not come, a temporary factory price from the seller will be taken in for the payment. The buyer will clear the remaining payment by the 5th day of the month after the month scheduled for ship loading according to the actual price coming from the reference month.

6.2	Remaining payment for goods
In case a payment is due on a Saturday or a national holiday for banks which is not a Monday, the the payment due refers to the previous workday for the bank. In case the payment is due on a Sunday or a national holiday for banks on a Monday, then the payment due should be the following workday of the bank. As to national long weekends of 7 days including a Saturday and a Sunday accordingly, if the payment is due within the first 4 days, then the actual payment should be due on the previous workday while if within the last 3 days, it should be the next workday of the bank.
6.3	In case the buyer violates Item 6.2 to delay the payment, for each day delayed, the buyer should pay a delay fine of % of the payment due.
7.	Delivery:
7.1	___________
7.2
Once the contract comes into effect, the seller will prepare the goods according to the buyer’s requirements and give a timely notice to the buyer so that a transportation means can be arranged by the buyer to arrive at __________ for loading goods.

7.3	The buyer is responsible to provide 2 days’ shipping forecast 5 days prior to the ship loading, with an error of ± 24 hours; and a one day’s shipping forecast 3 days prior to the loading.
7.4	The buyer is responsible for the cargo fee, insurance fee and port miscellaneous fee etc for the goods at the pier where Dalian Port Oil Products wharf Company is.
7.5
Loading will be done according to the quantity specified on the factory measurement sheet by the seller and once the loading is completed, if a dissent arises, the buyer should keep the subject matter in good keeping and lodge a claim in writing to the seller for a double checking. Otherwise, the subject matter delivered by the seller is considered fully in accordance with the contract.

7.6	Risks bearing: taking the outside of flange end of the loading pipe line as a border, the seller takes the risks inside the flange while the buyer the outside.
8.	Contract alteration and termination:
8.1	with an agreement in writing by both parties, the contract can be altered or terminated.
8.2	with an occurrence listed below, the contract can be terminated by either party:
8.2.1	Due to force majeure and the contract cannot be carried on.
8.2.2	without a consent in writing from the other party, one party transfers part or whole responsibility and liabilities to a third party.
8.3	After the termination, the items in the contract referring to payment, clearance and dispute settlement are still valid.
8.4	The party to terminate the contract should notify the other party on termination.
9.	Responsibility for breach the contract
9.1
If the quality of oil handed by the seller before ship loading is not in accordance with the contract, the seller is responsible to give a timely replacement for qualified oil to the buyer. In case the buyer fails to pay as scheduled, the seller has the right to dispose of the subject matter.

9.2	In case of other breaches happen, the violating party should compensate the other party for the loss it causes. In case both parties are in error, each should take its own responsibility.
9.3
Due to the seller’s action or inaction, including delayed delivery of goods in good quality and quantity to the buyer, direct losses are caused by the seller – excluding accidents related shutdown etc as force majeure – the seller is responsible to compensate the buyer.

9.4	Due to the buyer’s action or inaction, delayed picking-up of goods causes direct losses to the seller and the buyer should compensate the seller.
10.	Force majeure
10.1
Due to force majeure, in case of natural disasters like fires, earthquakes, typhoons, floods etc, or other unforeseeable and inevitable and insurmountable events, which make the contract cease partly or totally, the party or parties that have been affected by the force majeure will not be responsible for the breaches, but should notify the other party within 48 hours upon the occurrence of the force majeure, and provide a valid document of proof to the other party afterwards.

10.2	The party or parties influenced by force majeure should do his/their upmost to minimize the damage to implementing the contract.
11.
 Dispute settlement:

In case a dispute occurs over the contract, both parties will discuss and negotiate. When a solution fails, the case will be referred to Dalian Arbitration Committee and then valid arbitration rules will be followed for a ruling. The arbitrary ruling will be final with abiding power to both parties. The arbitration fee will be borne by the party who loses the case unless the arbitration court rules otherwise.

12.	Validity and others
12.1	This contract comes into effect upon the signatures and chopping via fax.
12.2	The contract is valid as of its coming into effect and till ________
12.3	For any issues yet to cover, both parties will sign a supplementary agreement.

12.4
The attachment and the supplementary agreement are part of the contract with equal legal power as the contract itself. In case an attachment differs from the contract, the attachment will be subject to the contract. While a supplementary agreement differs from the contract, the contract is subject to the supplementary agreement.

The Buyer:	The seller:
Ningbo Keyuan Plastics Co., Ltd.	Dalian West Pacific Petroleum Co., Ltd.

Legal person or authorized person:	Legal person or authorized person: